Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ATRECA, INC.

Atreca, Inc., a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law (the “DGCL”), hereby certifies that:

ONE:                                        The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was June 11, 2010.

TWO:                                    John Orwin is the duly elected and acting President of Atreca, Inc., a Delaware corporation.

THREE:                      The Board duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED:                     that the Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

I.

The name of this corporation is ATRECA, INC. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, 19904, and the name of the registered agent of the Company in the State of Delaware at such address is National Registered Agents, Inc.

III.

The purpose of this Company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

IV.

A.                                    Effective upon the filing of this Amended and Restated Certificate of Incorporation (the “Restated Certificate”), a six-for-one reverse stock split of the outstanding capital stock of the Company shall be effected, whereby (i) each one share of the Company’s Class A Common Stock (as defined below) then outstanding shall become, automatically and without any further action by the holder thereof, 1/6th of one share of Class A Common Stock, (ii) each one share of the Company’s Class B Common Stock (as defined below) then outstanding shall become, automatically and without any further action by the holder thereof, 1/6th of one share of Class B

Common Stock; (iii) each one share of the Company’s Series A Preferred (as defined below) then outstanding shall become, automatically and without any further action by the holder thereof, 1/6th of one share of Series A Preferred; (iv) each one share of the Company’s Series B Preferred (as defined below) then outstanding shall become, automatically and without any further action by the holder thereof, 1/6th of one share of Series B Preferred; (v) each one share of the Company’s Series C1 Preferred (as defined below) then outstanding shall become, automatically and without any further action by the holder thereof, 1/6th of one share of Series C1 Preferred; and (vi) each one share of the Company’s Series C2 Preferred then outstanding shall become, automatically and without any further action by the holder thereof, 1/6th of one share of Series C2 Preferred (collectively, the “Reverse Stock Split”); provided, however, that if the Reverse Stock Split would result in any fractional share, the Company shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value,  as determined by the Board of Directors of the Company, of such fractional share on the effective date of the Reverse Stock Split. The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock (as defined below) or Preferred Stock (as defined below) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares resulting from the Reverse Stock Split unless either the certificates evidencing such shares of Common Stock or Preferred Stock are delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Notwithstanding the foregoing, the par value of each share of the Company’s outstanding Common Stock and Preferred Stock will not be adjusted in connection with the Reverse Stock Split. Except as otherwise provided, all share numbers and dollars amounts herein are set forth on a post-Reverse Stock Split basis.

The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares that the Company is authorized to issue is 1,000,000,000 shares, 700,000,000 shares of which shall be Common Stock (the “Common Stock”) and 300,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”).  The Preferred Stock shall have a par value of one-hundredth of one cent ($0.0001) per share and the Common Stock shall have a par value of one-hundredth of one cent ($0.0001) per share.

B.                                    The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares of Common Stock or Preferred Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

C.                                    (1) 650,000,000 of the authorized shares of Common Stock are hereby designated “Class A Common Stock” (the “Class A Common Stock”), and 50,000,000 of the authorized shares of Common Stock are hereby designated “Class B Common Stock” (the “Class B Common Stock”). (2) 100,000,000 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), 100,000,000 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), 50,000,000 of the authorized shares of Preferred Stock are hereby designated “Series C1 Preferred Stock” (the “Series C1 Preferred” and together with the Series A Preferred and the Series B Preferred, the

“Voting Series Preferred”), and 50,000,000 of the authorized shares of Preferred Stock are hereby designated “Series C2 Preferred Stock” (the “Series C2 Preferred,” and together with the Voting Series Preferred, the “Series Preferred”).  The Series C1 Preferred and Series C2 Preferred are referred to herein collectively as the “Series C Preferred”.

D.                                    The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1.                                      DIVIDEND RIGHTS.

(a)                                 Holders of Series Preferred shall be entitled to receive, on a pari passu basis among each other but only out of funds that are legally available therefor, cash dividends on each outstanding share of Series Preferred only when, as and if declared by the Board of Directors (the “Board”) and any such dividends shall be non-cumulative.

(b)                                 The “Original Issue Price” shall mean (i) $11.10 per share for the Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), (ii) $11.6610 per share for the Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) and (iii) $13.98 per share for the Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(c)                                  In the event dividends are paid on any share of Common Stock, the Company shall pay a dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(d)                                 The provisions of Sections 1(c) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board and (ii) the Series Preferred as may be required by this Amended and Restated Certificate of Incorporation (the “Restated Certificate”).

(e)                                  For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Restated Certificate from employees, officers, directors or consultants of the Company in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code).  Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).

2.                                      VOTING RIGHTS.

(a)                                 General Rights.  Except as otherwise set forth herein, each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of the applicable type of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the applicable type of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 4 hereof) and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company.  Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.  Each share of Class A Common Stock is entitled to one (1) vote on all matters upon which the holders of Common Stock are entitled to vote.  Each share of Class B Common Stock is entitled to one (1) vote on all matters upon which the holders of Class B Common Stock are entitled to vote.  Class B Common Stock (i) shall not be entitled to vote on the election of directors at any time and (ii) following the closing of the first firmly underwritten public offering of the Company’s securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock for the account of the Company, shall be non-voting except as may be required by law.

(b)                                 Separate Vote of Series Preferred. For so long as at least 2,083,333 shares of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding Series Preferred (voting or consenting (as the case may be) together as a single class, on an as-converted basis) shall be necessary for the Company to effect or validate the following actions (whether by merger, recapitalization or otherwise), and the Company shall not permit any direct or indirect subsidiary of the Company to effect or validate such actions mutatis mutanda without such vote or written consent,  and any such actions entered into without such vote or consent shall be null and void ab initio, and of no force or effect:

(i)            Any reclassification or recapitalization of the Series Preferred, or any amendment, alteration or repeal of any provision of this Restated Certificate, that adversely changes the rights, preferences or privileges of the Series Preferred;

(ii)           Any increase or decrease in the authorized number of shares of any series of Series Preferred or the Preferred Stock in general;

(iii)         Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company senior to the Series Preferred in right of redemption, liquidation preference, voting or dividend rights;

(iv)          Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock other than dividends required pursuant to Section 1 hereof, except (A) repurchases of stock from employees or consultants in the event of termination of service of such employees or consultants and/or the exercise of a contractual right of first refusal, (B) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and/or (C) dividends addressed by Section 4(f) hereof);

(v)           Any voluntary dissolution, liquidation or winding up of the Company or any deemed Liquidation Event (as defined below);

(vi)          Any increase or decrease in the size of the Board of Directors;

(vii)        Any sale, assignment, licensing, pledge or encumbrance of material technology or intellectual property of the Company or any of its wholly owned subsidiaries, other than licenses granted by the Company or such subsidiaries in the ordinary course of business; or

(viii)       Enter into any inbound license or acquisition by merger or asset transfer or similar corporate strategic relationship, in each case involving Company assets having a value (as determined by the Board in good faith) greater than $500,000.

(c)                                  Separate Vote of Series B Preferred.  For so long as at least 750,000 shares of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding Series B Preferred (voting or consenting (as the case may be) as a separate class) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise), and any such actions entered into without such vote or consent shall be null and void ab initio, and of no force or effect:

(i)            Any reclassification or recapitalization of the Series B Preferred, or any amendment, alteration or repeal of any provision of this Restated Certificate, that adversely changes the rights, preferences or privileges of the Series B Preferred in a manner different than such amendment, alteration or repeal changes the rights of the other Series Preferred (provided that the addition of a pari passu or senior security shall not alone require a vote pursuant to this provision); or

(ii)           Any increase or decrease in the authorized number of shares of Series B Preferred.

(d)                                 Separate Vote of Series C Preferred.  For so long as at least 1,666,667 shares of Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding Series C Preferred (voting or consenting (as the case may be) as a separate class) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise), and any such actions entered into without such vote or consent shall be null and void ab initio, and of no force or effect:

(i)            Any reclassification or recapitalization of the Series C Preferred, or any amendment, alteration or repeal of any provision of this Restated Certificate, that adversely changes the rights, preferences or privileges of the Series C Preferred in a manner different than such amendment, alteration or repeal changes the rights of the other Series Preferred (provided that the addition of a pari passu or senior security shall not alone require a vote pursuant to this provision); or

(ii)           Any increase or decrease in the authorized number of shares of Series C Preferred.

(e)                                  Election of Board of Directors.

(i)            The holders of Class A Common Stock, voting as a separate class, shall be entitled to elect 3 members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii)           The holders of Class A Common Stock and Voting Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.  For clarity, and notwithstanding any other provision of this Restated Certificate, under no circumstances shall the holders of Class B Common Stock or Series C2 Preferred have any vote for the election of any directors as to such shares.

(iii)         Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(iv)          No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

3.                                      LIQUIDATION RIGHTS.

(a)                                 Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), on a pari passu basis among each other and before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition (as defined below)) for each share of Series Preferred held by them, an amount per share of Series Preferred equal to the applicable Original Issue Price for such share of Series Preferred, plus all declared and unpaid dividends on such share of Series Preferred.  If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b)                                 After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition), if any, shall be distributed ratably to the holders of the Common Stock.

(c)                                  An Asset Transfer or Acquisition (each as defined below) shall be deemed a Liquidation Event for purposes of this Section 3.

(i)            For the purposes of this Section 3:  (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (provided that, for the purpose of this 3(c), all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company and its subsidiaries in a single transaction or a series of related transactions.

(ii)           In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

(iii)         The Company shall not have the power to effect an Acquisition or Asset Transfer unless the definitive agreement for such transaction (the “Agreement”) provides that the consideration payable to the stockholders of the Company in connection therewith shall be allocated among the holders of capital stock of the Company in accordance with this Section 3. For the purpose of this Section 3, any Acquisition or Asset Transfer may be deemed not to be a Liquidation Event, and such transaction not subject to this Section 3, upon the vote or written consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Series Preferred (voting or consenting (as the case may be) together as a single class, on an as-converted basis).

(d)                                 In the event of a Liquidation Event (including an Acquisition or Asset Transfer), if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, the Agreement shall provide that (x) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a) and 3(b) as if the Initial Consideration were the only consideration payable in connection with such Acquisition or Asset Transfer and (y) any additional consideration that becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a) and 3(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(e)                                  Deemed Conversion. Notwithstanding Sections 3(a) and 3(b) above, for purposes of determining the amount each holder of shares of Series Preferred is entitled to receive with respect to any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed Liquidation Event, each such holder of shares of a series of Series Preferred shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series of Series Preferred into shares of Common Stock immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Series Preferred into shares of Common Stock. If any such holder shall be deemed to have converted shares of a series of Series Preferred into Common Stock pursuant to this Section 3(e), then such holder shall not be entitled to receive any distribution in accordance with Subsection 3(a) that would otherwise be made to holders of such series of Series Preferred that have not converted (or have not been deemed to have converted) into shares of Common Stock.

4.                                      CONVERSION RIGHTS — SERIES PREFERRED INTO COMMON STOCK.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock:

(a)                                 Optional Conversion.  Subject to and in compliance with the provisions of this Section 4, (i) any shares of Voting Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Class A Common Stock and (ii) any shares of Series C2 Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Class B Common Stock.  The number of shares of the applicable type of Common Stock to which a holder of Series Preferred shall be entitled upon conversion pursuant to this Section 4 shall be the product obtained by multiplying the applicable “Series Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series Preferred being converted.  References in this Section 4 to “Common Stock” shall mean the applicable type of Common Stock depending upon the context, unless otherwise specified therein.

(b)                                 Series Preferred Conversion Rate.  The conversion rate in effect at any time for conversion of a series of Series Preferred (the applicable “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of such series of Series Preferred by the applicable “Series Preferred Conversion Price,” calculated as provided in Section 4(c).

(c)                                  Series Preferred Conversion Price.  The conversion price for a series of Series Preferred shall initially be the Original Issue Price of such series of Series Preferred (the applicable “Series Preferred Conversion Price”).  Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4.  All references to the Series Preferred Conversion Price herein shall mean the applicable Series Preferred Conversion Price as so adjusted.

(d)                                 Mechanics of Optional Conversion.  Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same.  Such notice shall state the number of shares of Series Preferred being converted.  Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of the applicable type of Common Stock to which such holder is entitled and a certificate for the number (if any) of the shares of Series Preferred represented by the surrendered certificate that were not converted into such type of Common Stock and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in the applicable type of Common Stock (at such Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the applicable type of Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of the applicable type of Common Stock otherwise issuable to any holder of Series Preferred.  Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of the applicable type of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of such applicable type of Common Stock on such date.

(e)                                  Adjustment for Stock Splits and Combinations.  If at any time or from time to time on or after the date that the first share of Series C Preferred is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock, each Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares, each Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)                                   Adjustment for Common Stock Dividends and Distributions.  If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, each Series Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i)            Each Series Preferred Conversion Price shall be adjusted by multiplying such Series Preferred Conversion Price then in effect by a fraction:

(A)                               the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)                               the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii)           If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, each Series Preferred Conversion Price shall be adjusted as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)                            If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g)                                 Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation.  If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of any Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition as defined in Section 3 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4), in any such event each share such of Series Preferred shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of such Series Preferred immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the affected Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of each applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of such Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h)                                 Sale of Shares Below Series Preferred Conversion Price.

(i)                                    If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(e), 4(f) or 4(g) above, for an Effective Price (as defined below) less than the then effective Series Preferred Conversion Price applicable to any series of Series Preferred (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series Preferred Conversion Price of such Series Preferred shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A)                               the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series Preferred Conversion Price, and

(B)                               the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock that are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii)                                No adjustment shall be made to any Series Preferred Conversion Price in an amount less than one percent (1%) of the applicable Series Preferred Conversion Price then in effect.  Any adjustment otherwise required by this Section 4(h) that is not required to be made due to the first sentence of this subsection (ii) shall be included in any subsequent adjustment to the applicable Series Preferred Conversion Price. Any adjustment required by this Section 4(h) shall be rounded to the first decimal for which such rounding represents less than one percent (1%) of the applicable Series Preferred Conversion Price in effect after such adjustment.

(iii)                            For the purpose of making any adjustment required under this Section 4(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv)                             For the purpose of the adjustment required under this Section 4(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities exercisable for or convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than a particular Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A)                               in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B)                               in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C)                               If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D)                               No further adjustment of any Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities.  If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v)                                 For the purpose of making any adjustment to any Conversion Price of the Series Preferred required under this Section 4(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than (collectively as to all such shares issued or deemed issued, “Exempted Securities”):

(A)                               as to any series of Series Preferred shares of Common Stock issued as a dividend or distribution on, or upon conversion of, such series of Series Preferred;

(B)                               shares of Common Stock issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board, subject to the Option Pool Cap (as defined below); provided, however, that any shares of Common Stock (i) not issued pursuant to rights, agreements, options or warrants (“Unexercised Options”) as a result of the termination of such Unexercised Options or (ii) reacquired by the Company from employees, directors or consultants at no more than cost pursuant to agreements that permit the Company to repurchase such shares upon termination of services to the Company shall not be counted toward such maximum number unless and until such shares are regranted as shares of Common Stock and/or options, warrants or other Common Stock purchase rights;

(C)                               shares of Common Stock issued pursuant to the exercise or conversion of Convertible Securities outstanding as of the Original Issue Date provided such issuance is pursuant to the terms of such Convertible Securities;

(D)                               shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board, subject to the Dilution Cap (as defined below);

(E)                               shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial or lending institution approved by the Board, subject to the Dilution Cap;

(F)                                shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company as approved by the Board, subject to the Dilution Cap;

(G)                              shares of Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities approved by the Board, including without limitation research collaboration, technology licensing, OEM, joint ventures, manufacturing, marketing, distribution, technology transfer or development arrangements, subject to the Dilution Cap;

(H)                              with respect to the Series A Preferred, shares of Common Stock or Convertible Securities that the holders of a majority of the outstanding shares of Series A Preferred elect in writing to exclude from the definition of “Additional Shares of Common Stock” for purposes of this Section 4;

(I)                                   with respect to the Series B Preferred, shares of Common Stock or Convertible Securities that the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Series B Preferred elect in writing to exclude from the definition of “Additional Shares of Common Stock” for purposes of this Section 4;

(J)                                 with respect to the Series C Preferred, shares of Common Stock or Convertible Securities that the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Series C Preferred elect in writing to exclude from the definition of “Additional Shares of Common Stock”.

For the purpose of making any adjustment to any Conversion Price of the Series Preferred required under this Section 4(h), shares of Common Stock issued by the Company or deemed to be issued in accordance with this Section 4(h), pursuant to Sections 4(h)(v)(D) — 4(h)(v)(G) shall not be deemed “Additional Shares of Common Stock” unless and until the actual aggregate issuance of shares of Common Stock (or shares of Common Stock issuable upon conversion of any shares of Preferred Stock) pursuant to Sections 4(h)(v)(D) — 4(h)(v)(G) exceeds 10% of the Fully Diluted Outstanding Common Stock (as defined below) of the Company as of the date of determination (the “Dilution Cap”) and provided, further, shares of Common Stock issued by the Company or deemed to be issued in accordance with this Section 4(h), pursuant to Section 4(h)(v)(B) shall not be deemed “Additional Shares of Common Stock” unless and until the actual aggregate issuance of shares of Common Stock pursuant to Section 4(h)(v)(B) exceeds 9% of the Fully Diluted Outstanding Common Stock of the Company as of the date of determination (the “Option Pool Cap”).  For the purpose of this Section 4(h), “Fully Diluted Outstanding Common Stock” means the sum of (i) the outstanding Common Stock of the Company, (ii) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the date of determination, (iii) the number of shares of Common Stock that are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding or reserved for issuance on the day immediately preceding the date of determination.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h).  The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(h), for such Additional Shares of Common Stock.  In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi)                             In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the applicable Series Preferred Conversion Price shall be reduced to the applicable Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i)                                    Certificate of Adjustment.  In each case of an adjustment or readjustment of any Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred so requesting at the holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property that at the time would be received upon conversion of the Series Preferred.  Failure to request or provide such notice shall have no effect on any such adjustment.

(j)                                    Notices of Record Date.  Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Series Preferred, voting together as a single class on an as-converted basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k)                                 Automatic Conversion.

(i)                                    Each share of Voting Series Preferred shall automatically be converted into shares of Class A Common Stock and each share of Series C2 Preferred shall automatically be converted into shares of Class B Common Stock, in each case based on the then-effective applicable Series Preferred Conversion Price, (A) at any time, but subject to any applicable premerger notification and waiting period requirements of the Hart-Scott-Rodino

Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (collectively, the “HSR Act”), upon the affirmative election of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Series Preferred, voting together as a single class on an as-converted basis, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $75,000,000, and having a price per share to the public equal to greater than $17.4750 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to shares of Common Stock after the filing date hereof) (such offering, a “Qualified IPO”).  Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(ii)                                Upon the occurrence of either of the events specified in Section 4(k)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of the applicable type of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of the applicable type of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and (A) any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d) and (B) the value of any fractional share of the applicable type of Common Stock otherwise issuable to any holder of Series Preferred shall be paid in accordance with the provisions of Section 4(l).

(l)                                    Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series Preferred.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(m)                             Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.                                      CONVERSION RIGHTS — SERIES C2 PREFERRED INTO SERIES C1 PREFERRED.  Subject to the provisions of Section 7 below, the holders of shares of Series C2 Preferred shall have the right to convert each share of Series C2 Preferred held by them into one (1) share of Series C1 Preferred at such holder’s election.  Any such conversion shall be made upon written notice to the Company as provided in Section 4(a) above, mutatis mutandis.

6.                                      CONVERSION RIGHTS — CLASS B COMMON STOCK INTO CLASS A COMMON STOCK.  Subject to the provisions of Section 7 below, each holder of shares of Class B Common Stock shall have the right to convert each share of Class B Common Stock held by such holder into one (1) share of Class A Common Stock at such holder’s election.  Any such conversion shall be made upon written notice to the Company as provided in Section 4(a) above, mutatis mutandis.

7.                                      CERTAIN LIMITATIONS.  The limitations set forth in this Section 7 apply notwithstanding any other provision of this Restated Certificate:

(a)                                 The Company shall not issue shares of Class B Common Stock other than upon conversion of shares of Series C2 Preferred.

(b)                                 The Company shall not issue in excess of 5,096,567 shares of Series C1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) other than upon conversion of shares of Series C2 Preferred.

(c)                                  Following the closing of the first firmly underwritten public offering of the Company’s securities pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company, the shares of Class B Common Stock may only be converted into shares of Class A Common Stock during such time or times as immediately prior to or as a result of such conversion would not result in the holder(s) thereof beneficially owning (for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”)), when aggregated with affiliates with whom such holder is required to aggregate beneficial ownership for purposes of Section 13(d) of the Exchange Act, in excess of the Beneficial Ownership Limitation.  The “Beneficial Ownership Limitation” means initially 4.99% of any class of securities of the Company registered under the Exchange Act, which percentage may be increased or decreased to such other percentage as any holder of outstanding shares of Class B Common Stock may designate in writing upon 61 days’ notice (delivered as provided in Section 9 below) to the Company, provided, however, that no holder may make such an election to change the percentage unless all holders managed by the same investment advisor as such electing holder make the same election.

(d)                                 The effectiveness of any conversion of (x) any shares of Series C2 Preferred into shares of Series C1 Preferred or (y) any shares of Class B Common Stock into shares of Class A Common Stock is subject to the expiration or early termination of any applicable premerger notification and waiting period requirements of the HSR Act.

(e)                                  The Company shall not give effect to (i) any stock split, stock dividend, stock combination or similar event affecting the Class A Common Stock or Class B Common Stock without effecting the same such stock split, stock dividend, stock combination or similar event for the Class B Common Stock or Class A Common Stock, respectively, or (ii) any stock split, stock dividend, stock combination or similar event affecting the Series C1 Preferred or Series C2 Preferred without effecting the same such stock split, stock dividend, stock combination or similar event for the Series C2 Preferred or Series C1 Preferred, respectively.

8.                                      NOTICES.  Any notice required by the provisions of this Restated Certificate shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

9.                                      PAYMENT OF TAXES.  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock or Preferred Stock, as applicable, upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock or Preferred Stock, as applicable, in a name other than that in which the shares of Series Preferred so converted were registered.

10.                               NO REISSUANCE OF SERIES PREFERRED OR CLASS B COMMON STOCK.

Any shares or shares of Series Preferred and/or Class B Common Stock redeemed, purchased, converted or exchanged by the Company shall be cancelled and retired and shall not be reissued or transferred.

V.

A.                                    The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B.                                    To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.                                    Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.                                    The management of the business and the conduct of the affairs of the Company shall be vested in its Board.  The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B.                                    The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Restated Certificate.  The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Restated Certificate.

C.                                    The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

FOUR:                                                        This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE:                                                             This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL.  This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Atreca, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of this corporation on June 7, 2019.

ATRECA, INC.

By:	/s/ John Orwin
Name:	John Orwin
Title:	President and Chief Executive Officer

[Signature Page to Atreca, Inc. Amended and Restated Certificate of Incorporation]